STEADYLAW GROUP, LLP
6151 Farimount Ave. Ste. 201
San Diego, CA 92120
Telephone (619) 399-3090
Telecopier (619) 330-1888

June 21, 2006

Vitasti, Inc.
10-20172 113B Avenue
Maple Ridge, British Columbia
Canada V2X 0Y9

Re: Vitasti, Inc.
Registration Statement of Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 20,000,000 shares of common stock, par value $0.0000029 per share (the “Shares”), of Vitasti, Inc., a Delaware corporation (the “Company”) to be issued pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”).

We have acted as counsel for the Company in connection with the Registration Statement and the Plan. In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing, it is our opinion that, when issued and sold in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SteadyLaw Group, LLP